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
Pricing Supplement No. 10  Dated December 18, 2003      Filed Pursuant to: Rule 424 (b)(3)
(To Prospectus dated June 28, 2000 and                  File No.:  333-38756
Prospectus Supplement dated October 26, 2000)
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                              BANK ONE CORPORATION
                           MEDIUM-TERM NOTES, SERIES C

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Date of Issue: December 29, 2003   [X] Fixed Rate     [ ] Commercial Paper Rate Note   [ ] LIBOR Reuters
               -----------------   [X] Senior         [ ] Federal Funds Rate Note      [ ] LIBOR Telerate
Maturity Date: December 29, 2006   [ ] Subordinated   [ ] CD Rate Note                 [ ] Prime Rate Note
               -----------------   [ ] CMT Rate Note  [ ] Treasury Rate Note           [ ] LIBOR Note
                                                                                       [ ] Other
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CUSIP: 06422NHP4
       -------------------------

ISIN: US06422NHP4
      --------------------------

Principal Amount: $30,000,000.00
                  ------------------------

Issue Price (As a Percentage of Principal Amount): 99.943%
                                                   --------------------

Interest Rate/Initial Interest Rate: 2.800%
                                     -----------------------

Interest Payment Dates: 29th of June and December, modified following business day convention
                        ------------------------------------------------------

Interest Reset Dates: 29th of June and December, modified following business day convention
                      ----------------------------------------------------------

Index Maturity: 183 days
                --------

Designated CMT Maturity Index:
                               -------------------------------
Designated CMT Telerate Page:
                               -------------------------------

Spread: 0
        ----

Ranking: Senior, unsubordinated
         ---------------------------

Spread Multiplier: None
                   ----

Minimum Interest Rate: None
                       ----

Maximum Interest Rate: None
                       ----

Interest Payment Period: December 29, 2003 to June 29, 2004 and semi-annually thereafter, up to but excluding the interest payment
                         date
                         ----------------------------------------------------


Interest Rate Reset Period: December 29, 2003 to June 29, 2003 and quarterly thereafter, up to but excluding the interest payment date
                            ----------------------------------------------------


Redemption Date(s) or Period: The notes are not subject to redemption prior to maturity
                              ------------------------------------------------

Optional Repayment Date(s): None
                            ----

Calculation Agent (If Applicable): Bank One, NA
                                   ------------

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Agents                              Principal Amount to be purchased
------                              --------------------------------

Banc of America Securities LLC           $30,000,000.00

Agents Capacity            [ ]  As agent             [X] As principal

[ ] The notes are being offered at varying prices related to prevailing market prices at the time of sale

[X] The notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount). After the initial offering period, the issue price may be changed.

Commission or Discount:             -0-

It is expected that the Notes will be delivered to investors through the book-entry system of the Depository Trust Co. for the accounts of its participant, including Clearstream, Luxembourg and The Euroclear System on December 29, 2003.

Additional Terms:

This Pricing Supplement may be used by Banc One Capital Markets, Inc. ("BOCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transaction in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.

On June 15, 2002, Arthur Andersen LLP ("Arthur Andersen"), Bank One Corporation's former independent public accountants, was convicted of federal obstruction of justice. Bank One decided to no longer engage Arthur Andersen as its principal accountants in 2001 and selected KPMG LLP to serve as its independent public accountants for fiscal 2001. Arthur Andersen audited Bank One's financial statements for the fiscal year ended December 31, 1999 and December 31, 2000. As a result, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.

The SEC has provided regulatory relief pursuant to Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), that is designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. We were unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited our financial statements incorporated by reference into this prospectus. Because Arthur Andersen has not provided its consent, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.